Exhibit 99.01
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Allen
Investor Relations — Silicon Image, Inc.
Phone: 408-616-4003
Fax: 408-830-9531
david.allen@siliconimage.com
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
SILICON IMAGE SUES ANALOGIX SEMICONDUCTOR FOR COPYRIGHT
INFRINGEMENT AND MISAPPROPRIATION OF TRADE SECRETS
SUNNYVALE, Calif., Jan. 31, 2007 – Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today announced that it has filed a lawsuit in the United States District Court for the Northern District of California against Analogix Semiconductor, Inc., a Delaware corporation based in Santa Clara, California.
The complaint charges Analogix with copyright infringement, misappropriation of trade secrets, and unlawful, unfair and fraudulent business practices. In the lawsuit, Silicon Image alleges that Analogix—without authorization and in violation of Silicon Image’s intellectual property rights—copied and used Silicon Image’s proprietary register maps and semiconductor configuration software. The complaint alleges that Analogix gained unlawful access to Silicon Image’s confidential and proprietary register maps—access that Silicon Image never provided to Analogix. In addition to seeking significant monetary damages in an amount to be determined at trial, Silicon Image seeks an injunction barring Analogix from its ongoing infringement of Silicon Image’s intellectual property rights.
Semiconductor layout designs involve strategic placement of various electronic components, including small memory cells called registers, on interconnected layers of a chip. Silicon Image’s layout designs, including its register maps that identify locations of registers within its chip designs, are its guarded trade secrets. Documentation describing its designs is not publicly disclosed and is provided to Silicon Image’s customers or business partners only under strict non-disclosure agreements. Silicon Image alleges that Analogix copied and used Silicon Image’s register maps by gaining unauthorized access to Silicon Image’s proprietary and confidential information.
Along with its chips, Silicon Image has developed, at substantial expense, its semiconductor configuration software. Silicon Image provides the software to its customers who use it to configure Silicon Image chips incorporated in their consumer products. Under its software license agreements, Silicon Image’s semiconductor configuration software can only be used with Silicon Image chips and no other products. Such a restriction is common in the industry. The complaint charges Analogix with illegally copying and modifying Silicon Image’s semiconductor configuration software and knowingly encouraging its existing and prospective customers to modify
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and use Silicon Image’s semiconductor configuration software with Analogix’s chips, a use that is beyond the scope, and in violation of, the rights granted under Silicon Image’s software license agreements.
“We cannot tolerate unlawful practices directed at misappropriating our proprietary technology,” said Edward Lopez, Silicon Image’s chief legal officer. “In those cases, we will aggressively enforce our intellectual property rights.”
About Silicon Image, Inc.
Headquartered in Sunnyvale, California, Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementation for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI™ and Serial ATA, leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. With a proven track record of improving cross-product interoperability, Silicon Image has shipped more than 100 million HDMI/HDCP and DVI/HDCP semiconductor solutions. In addition, Silicon Image offers one of the most robust and comprehensively tested technology platforms in the consumer electronics industry through the Simplay HD™ Testing Program of Simplay Labs. Simplay Labs, LLC, a wholly-owned subsidiary of Silicon Image, is a leading provider of testing technologies, tools and services for high-definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
NOTE: Silicon Image and Simplay HD are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries. HDMI and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and other countries, and are used under license from HDMI Licensing, LLC. All other trademarks and registered trademarks are the property of their respective owners.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to the possible outcome of this case or any other litigation. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, the ultimate outcome of this case or any litigation is always uncertain and may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.